Philip G. Nappo III
                                                      25 Broad Street - Suite 7T
                                                              New York, NY 10004
                                                                 212-943-1921x41

May 5, 1998

Board of Directors
Paradise Music & Entertainment, Inc.
53 West 23rd Street - 11th Floor
New York, NY 10010

Gentlemen:

This letter will memorialize our agreement with respect to my joining Paradise Music & Entertainment, Inc. (the "Company") as its interim Chief Operating Officer ("COO").

1. The appointment will be effective upon the execution of a counterpart of this letter (the "Effective Date") by all of the members of the Board of Directors (the "Board") of the Company.

2. The term of this interim appointment (the "Term") will be from the Effective Date through the sooner of (i) the closing of a secondary public offering (the "Secondary Closing") of the Company's stock in an amount that yields net proceeds to the Company of at least $5 million, or (ii) the ninth month anniversary of the Effective Date. The appointment can be terminated by me at any time during the Term upon 60 days written notice, or immediately and without prior notice if for any reason the Weekly Draw as set forth below is not paid in a timely manner or the Company has breached this agreement. The appointment can be terminated at any time during the Term by the Board on 60 days written notice, or immediately and without prior notice in the event that the Board terminates the appointment because it has determined that I have acted with gross negligence or willful misconduct in fulfilling my duties as COO. Any compensation payable in accordance with Section 4 below shall be paid through the effective date of termination or expiration, as the case may be.

3. My duties and the scope of my authority as COO will be as set forth in that certain memorandum dated as of even date hereof and heretofore presented to the Board (the terms of which are incorporated herein by reference), together with such substantive changes as the Board and I mutually agree upon hereafter in good faith.

4. My compensation for rendering services to the Company as its COO shall be as follows:

      (a) $10,000 payable on each of the first and fifteenth of each month, in arrears. In addition, you have agreed to assume up to $1,000 per month of the costs related to the furniture, Dell 4200 power server, Ricoh 64 page per minute scanner, fax server, scanner PC, laptops, 10base 100x hubs, desktop, and other computer equipment that the Company will be using throughout the Term, and thereafter if the position becomes permanent. The Company also agrees to award me 45,000 shares of the Company's common stock, either in the form of options at a nominal per share strike price or in the form of restricted stock awards (the "Shares"), which Shares will vest on a pro rata basis bi-monthly throughout the Term.

      (c) The Company also agrees to pay all of my ordinary and reasonable out-of-pocket expenses in furtherance of my performance of services hereunder, as and when the same are presented with reasonably sufficient detail and supporting documentation as may be required by the Board from time to timer.

      (d) The Company also agrees to pay for the services of any secretarial, paralegal, or financial analyst support staff provided by me at such hourly, weekly, per diem or other rates as are approved in advance by the Executive Committee of the Board. A separate statement detailing the support services so provided shall be rendered bi-monthly and promptly paid upon submission.

5. In rendering services as COO, the Company agrees to indemnify and hold me harmless in the performance of such duties to the same extent as it has indemnified each of the Company's Executive Vice Presidents or other
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Board of Directors
Paradise Music & Entertainment, Inc.
May 5, 1998
Page 2 of 3


corporate officers. The Company shall also take all steps reasonably necessary and appropriate, if any, to cover such services under the Company's existing insurance policies, and to keep the same in effect throughout the Term.

6. Other than as set forth above, I shall be entitled to no other benefits or perquisites, and I shall provide my own office furniture and computer or other equipment required for me to render the services required; provided, however, that the Company agrees to pay for (a) the reimbursement set forth in 4(a) above, and (b) the cost of moving such furniture and equipment to and from the Company's premises and to insure the same while they are located at the Company's premises.

7. The Company and each Board member executing this agreement acknowledges that I am entering into this agreement in the expectation that if the performance of my duties is satisfactory hereunder, that upon the Secondary Closing I shall be offered an employment agreement as COO (to perform substantially similar duties with a substantially similar scope of responsibility) at a base rate of compensation at least equal to $225,000 per annum. Such employment agreement shall provide for incentive compensation in the form of cash bonuses or stock awards (or the combination of the two) upon achieving certain performance objectives as we shall mutually agree upon and memorialize in such employment agreement. Other than as specifically set forth herein, the employment agreement shall be on the same terms and conditions, and subject to the same benefits, entitlements and perquisites as are enjoyed by the Company's Executive Vice Presidents under the terms of their present employment agreements.

8. The Company and each Board member executing this agreement acknowledges that I am leaving the full time practice of law to accept the position of interim COO, but will need to devote some time, from time to time, during the Term to the servicing of my law clients and to insure a smooth transition from private practice. The Company agrees to permit me to perform such services for the benefit of my clients so long as such legal services do not materially and adversely effect the performance of my obligations as COO.

If the above accurately reflects our understanding, please execute a counterpart of this letter in the space provided below.

Very truly yours,

/s/ Philip G. Nappo III
----------------------------
Philip G. Nappo III

AGREED TO AND ACCEPTED BY:

PARADISE MUSIC & ENTERTAINMENT, INC.


By: /s/ John Loeffler
   -----------------------------
     John Loeffler, Chairman

    /s/ John Loeffler
   -----------------------------                   -----------------------------
     John Loeffler, Director                        Paul Thomas Cohen, Director
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Board of Directors
Paradise Music & Entertainment, Inc.
May 5, 1998
Page 3 of 3


    /s/ Brian Doyle
   -----------------------------                   -----------------------------
    Brian Doyle, Director                           Thomas Edelman, Director

    /s/ Richard Flynn                               /s/ Jon Small
   -----------------------------                   -----------------------------
    Richard Flynn, Director                         Jon Small, Director